TRITON INTERNATIONAL REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS
AND DECLARES QUARTERLY DIVIDENDS

Hamilton, Bermuda – February 16, 2021 – Triton International Limited (NYSE: TRTN) ("Triton")

Highlights
•Net income attributable to common shareholders was $115.2 million in the fourth quarter of 2020, or $1.70 per diluted share.
•Adjusted net income was $114.7 million in the fourth quarter of 2020, or $1.70 per diluted share, an increase of 49.1% per diluted share from the third quarter of 2020.
•Net income attributable to shareholders was $288.4 million for the full year of 2020, or $4.16 per diluted share.
•Adjusted net income was $319.9 million for the full year of 2020, or $4.61 per diluted share, an increase of 0.9% from 2019.
•Trade volumes and container demand were exceptionally strong in the fourth quarter. Utilization increased 1.5% during the quarter to reach 98.9% as of December 31, 2020. Utilization averaged 98.1% for the fourth quarter of 2020 and 96.2% for the full year 2020.
•Triton purchased $861.8 million of new and sale leaseback containers for delivery in 2020; almost $550 million of these containers were accepted in the fourth quarter. As of February 9, 2021, Triton has ordered approximately $1.7 billion of containers for delivery in 2021. Most of these containers have already been committed to leases.
•Triton repurchased 1.4 million common shares during the fourth quarter and repurchased 5.1 million common shares during the full year of 2020. Triton has purchased over 13.9 million common shares since the inception of the program in August 2018.
•Triton's Board of Directors announced a quarterly dividend of $0.57 per common share payable on March 26, 2021 to shareholders of record as of March 12, 2021.

Financial Results
The following table summarizes Triton's selected key financial information for the three and twelve months ended December 31, 2020 and December 31, 2019, and the three months ended September 30, 2020.

	(in millions, except per share data)
	Three Months Ended			Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Total leasing revenues	$337.3	$327.8	$331.2	$1,307.9	$1,347.3

GAAP
Net income attributable to common shareholders(1)	$115.2	$45.9	$77.2	$288.4	$339.0
Net income per share - Diluted	$1.70	$0.67	$1.07	$4.16	$4.54

Non-GAAP (2)
Adjusted net income	$114.7	$78.1	$77.5	$319.9	$341.7
Adjusted net income per share - Diluted	$1.70	$1.14	$1.07	$4.61	$4.57

Return on equity (3)	22.9%	15.8%	14.6%	15.9%	16.0%
(1)Net income attributable to common shareholders for the three months ended September 30, 2020 and twelve months ended December 31, 2020 includes a $24.7 million write off of unamortized debt and other costs related to the prepayment of ABS notes and other facilities and $8.6 million of non-cash tax expense related to an intra-entity transfer of assets. These two items are excluded in arriving at Adjusted net income.
(2)Refer to the "Use of Non-GAAP Financial Items" and "Non-GAAP Reconciliations of Adjusted Net Income" set forth below.
(3)Refer to the "Calculation of Return on Equity" set forth below.

Operating Performance
"Triton achieved outstanding results in the fourth quarter of 2020, providing a great finish to a remarkable year" commented Brian Sondey, Chief Executive Officer of Triton. "Triton generated $1.70 of Adjusted earnings per share in the fourth quarter, an increase of almost 50% from the third quarter of 2020, and we achieved an annualized Return on equity of 22.9%. For the full year of 2020, Triton generated $4.61 of Adjusted EPS and achieved a Return on equity of 15.9%."

"Triton’s performance in the fourth quarter continued to benefit from strong leasing demand and was boosted further by exceptional sale prices for used containers. While trade activity in the first half of 2020 was weak due to lingering impacts from the trade dispute between the U.S. and China and the onset of the COVID-19 pandemic, global containerized trade volumes rebounded sharply in the third quarter and were well above pre-pandemic levels in the second half of the year. The second half surge in trade volumes was driven by the easing of the lockdowns in the United States and Europe at the end of the second quarter and a shift in consumer spending from experiences and services to goods. Our customers generally did not anticipate this rapid rebound in trade, and all major shipping lines have needed to add significant numbers of containers. Shipping lines have been primarily relying on the leasing market to fulfill their container requirements, and Triton has secured a meaningful share of leasing transactions due to our industry-leading supply capability and our strong reputation for reliability. The Triton team displayed remarkable agility servicing this surge in activity, and we are very proud to be playing an important role helping our customers keep the global supply chain functioning at this critical time."

"Triton has supplied or booked over 1.3 million TEU of new and used containers since the start of the third quarter of 2020. Our fleet utilization reached 98.9% as of December 31, 2020, and stands at 99.1% as of February 9, 2021. Almost $550 million of new containers were accepted in the fourth quarter of 2020 and as of February 9, 2021, we have ordered approximately $1.7 billion of containers for delivery in 2021. The vast majority of the containers ordered for 2021 delivery are already committed to leases. The large amount of leasing transactions completed during this surge in activity will provide durable benefits for Triton. Over 75% of our used containers leased out since July have been placed onto lifecycle leases, which keep the containers on-hire until they reach sale age. In addition, we have focused on extending the lease durations for our new container investments, and the average initial duration for new container leases over this same time period is 10.1 years."

"In 2020, Triton also demonstrated its disciplined capital management and ability to deliver significant value to shareholders across a full range of market conditions. While our investment in new containers was limited in the first part of the year due to weak demand, we focused our investment on share repurchases, and repurchased 5.1 million shares in 2020 for an average price of $30.85 per share. We quickly shifted our focus to value-added fleet growth as market conditions surged in the third quarter and we have already locked-in solid fleet growth for 2021. We paid $2.13 per share on our common shares in 2020 and increased our common share dividend by nearly 10%. We also reduced our leverage in 2020 and refinanced $2.3 billion of asset-backed notes in the third quarter at attractive rates."

Outlook
Mr. Sondey continued, "We are carrying a significant amount of operating and financial momentum into 2021. Trade activity and demand for containers remain very strong, and we have approximately 600,000 TEU of new containers booked for pick-up in the first half of 2021. Current price quotes for new container orders are in the range of $3,500 for a 20' dry container, market leasing rates are well above our portfolio average, and used container sale prices continue to increase."

"We expect our Adjusted EPS in the first quarter of 2021 will hold fairly steady or slightly increase from the record results we achieved in the fourth quarter of 2020. In the first quarter, we will benefit from a full quarter of near-maximum utilization and a large number of new containers going on-hire as they are produced. These benefits will be offset by fewer revenue days and a decrease in the number of used container disposals due to our much lower inventory level. While it is difficult to predict how long the surge in container demand will last, we expect the benefits from the large number of containers already placed on high value leases along with our improved leasing margins from attractive financing activity will be durable. We expect our Adjusted EPS for the full year of 2021 will be well above our Adjusted EPS in 2020, and we expect our Return on equity will remain high."

Dividends
Triton's Board of Directors has approved and declared a $0.57 per share quarterly cash dividend on its issued and outstanding common shares, payable on March 26, 2021 to shareholders of record at the close of business on March 12, 2021.

The Company's Board of Directors also approved and declared a cash dividend payable on March 15, 2021 to holders of record at the close of business on March 8, 2021 on its issued and outstanding preferred shares as follows:

Preferred Share Series	Dividend Rate	Dividend Per Share
Series A Preferred Shares (NYSE:TRTNPRA)	8.500%	0.5312500
Series B Preferred Shares (NYSE:TRTNPRB)	8.000%	0.5000000
Series C Preferred Shares (NYSE:TRTNPRC)	7.375%	0.4609375
Series D Preferred Shares (NYSE:TRTNPRD)	6.875%	0.4296875

Share Repurchase Update
As of February 9, 2021, we have repurchased approximately 13.9 million common shares since the inception of the program in August 2018 for a total of $436.8 million at an average price per-share of $31.40. As of February 9, 2021, the Company had a total of $102.1 million remaining under the current authorization.

Investors' Webcast
Triton will hold a Webcast at 8:30 a.m. (New York time) on Tuesday, February 16, 2021 to discuss its fourth quarter results. To listen by phone, please dial 1-877-418-5277 (domestic) or 1-412-717-9592 (international) approximately 15 minutes prior to the start time and reference the Triton International Limited conference call. To access the live Webcast please visit Triton's website at http://www.trtn.com. An archive of the Webcast will be available one hour after the live call.

About Triton International Limited
Triton International Limited is the world's largest lessor of intermodal freight containers. With a container fleet of 6.2 million twenty-foot equivalent units ("TEU"), Triton's global operations include acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis.

Contact
Andrew Greenberg
Senior Vice President
Business Development & Investor Relations
(914) 697-2900

Utilization and Fleet Information

The following table summarizes the equipment fleet utilization for the periods indicated:

	Quarter Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Average Utilization (1)	98.1%	96.1%	95.0%	95.4%
Ending Utilization (1)	98.9%	97.4%	94.8%	95.3%
(1)Utilization is computed by dividing total units on lease (in CEU) by the total units in our fleet (in CEU), excluding new units not yet leased and off-hire units designated for sale.

The following table summarizes the equipment fleet as of December 31, 2020, September 30, 2020, and December 31, 2019 (in units, TEUs and CEUs):

	Equipment Fleet in Units			Equipment Fleet in TEU
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	September 30, 2020	December 31, 2019
Dry	3,295,908	3,220,631	3,267,624	5,466,421	5,306,071	5,369,377
Refrigerated	227,519	226,627	225,520	439,956	437,886	435,148
Special	93,885	93,639	94,453	170,792	170,471	171,437
Tank	11,312	11,153	12,485	11,312	11,153	12,485
Chassis	24,781	24,916	24,515	45,188	45,380	45,154
Equipment leasing fleet	3,653,405	3,576,966	3,624,597	6,133,669	5,970,961	6,033,601
Equipment trading fleet	64,243	72,444	17,906	98,991	111,369	27,121
Total	3,717,648	3,649,410	3,642,503	6,232,660	6,082,330	6,060,722

	Equipment Fleet in CEU(1)
	December 31, 2020	September 30, 2020	December 31, 2019
Operating Leases	6,649,350	6,492,628	6,434,434
Finance Leases	295,784	308,513	423,638
Equipment trading fleet	98,420	109,469	37,232
Total	7,043,554	6,910,610	6,895,304
(1)In the equipment fleet tables above, we have included total fleet count information based on CEU. CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a 20-foot dry container. For example, the CEU ratio for a 40-foot high cube dry container is 1.70, and a 40-foot high cube refrigerated container is 7.50. These factors may differ slightly from CEU ratios used by others in the industry.

Important Cautionary Information Regarding Forward-Looking Statements

Certain statements in this release, other than purely historical information, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will," "may," "would" and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Triton's control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.

These factors include, without limitation, economic, business, competitive, market and regulatory conditions and the following: the impact of COVID-19 on our business and financial results; decreases in the demand for leased containers; decreases in market leasing rates for containers; difficulties in re-leasing containers after their initial fixed-term leases; our customers' decisions to buy rather than lease containers; our dependence on a limited number of customers and suppliers; customer defaults; decreases in the selling prices of used containers; extensive competition in the container leasing industry; difficulties stemming from the international nature of our business; decreases in demand for international trade; disruption to our operations resulting from the political and economic policies of the United States and other countries, particularly China, including but not limited to, the impact of trade wars, duties and tariffs; disruption to our operations from failures of, or attacks on, our information technology systems; disruption to our operations as a result of natural disasters; compliance with laws and regulations related to economic and trade sanctions, security, anti-terrorism, environmental protection and corruption; our ability to obtain sufficient capital to support our growth; restrictions imposed by the terms of our debt agreements; changes in tax laws in, Bermuda, the United States and other countries and other risks and uncertainties, including those risk factors set forth in the section entitled "Risk Factors" in our Form 10-K filed with the Securities and Exchange Commission ("SEC"), on February 14, 2020, in any Form 10-Q filed or to be filed by Triton, and in other documents we file with the SEC from time to time.

The foregoing list of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere. Any forward-looking statements made herein are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on Triton or its business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

-Financial Tables Follow-

TRITON INTERNATIONAL LIMITED
Consolidated Balance Sheets
(In thousands, except share data)

	December 31, 2020	December 31, 2019
ASSETS:
Leasing equipment, net of accumulated depreciation of $3,370,652 and $2,933,886	$8,630,696	$8,392,547
Net investment in finance leases	282,131	413,342
Equipment held for sale	67,311	114,504
Revenue earning assets	8,980,138	8,920,393
Cash and cash equivalents	61,512	62,295
Restricted cash	90,484	106,677
Accounts receivable, net of allowances of $2,192 and $1,276	226,090	210,697
Goodwill	236,665	236,665
Lease intangibles, net of accumulated amortization of $264,791 and $242,301	33,666	56,156
Other assets	83,969	38,902
Fair value of derivative instruments	9	10,848
Total assets	$9,712,533	$9,642,633

LIABILITIES AND SHAREHOLDERS' EQUITY:
Equipment purchases payable	$191,777	$24,685
Fair value of derivative instruments	128,872	36,087
Accounts payable and other accrued expenses	95,235	116,782
Net deferred income tax liability	327,431	301,317
Debt, net of unamortized costs of $42,747 and $39,781	6,403,270	6,631,525
Total liabilities	7,146,585	7,110,396
Shareholders' equity:
Preferred shares, $0.01 par value, at liquidation preference	555,000	405,000
Common shares, $0.01 par value, 270,000,000 shares authorized, 81,151,723 and 80,979,833 shares issued, respectively	812	810
Undesignated shares, $0.01 par value, 7,800,000 and 13,800,000 shares authorized, respectively, no shares issued and outstanding	—	—
Treasury shares, at cost, 13,901,326 and 8,771,345 shares, respectively	(436,822)	(278,510)
Additional paid-in capital	905,323	902,725
Accumulated earnings	1,674,670	1,533,845
Accumulated other comprehensive income (loss)	(133,035)	(31,633)
Total shareholders' equity	2,565,948	2,532,237
Total liabilities and shareholders' equity	$9,712,533	$9,642,633

TRITON INTERNATIONAL LIMITED
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Leasing revenues:
Operating leases	$330,118	$321,626	$1,276,697	$1,307,218
Finance leases	7,167	9,550	31,210	40,051
Total leasing revenues	337,285	331,176	1,307,907	1,347,269

Equipment trading revenues	27,403	17,160	85,780	83,993
Equipment trading expenses	(20,426)	(14,885)	(70,981)	(69,485)
Trading margin	6,977	2,275	14,799	14,508

Net gain on sale of leasing equipment	18,422	4,857	37,773	27,041

Operating expenses:
Depreciation and amortization	139,893	132,807	542,128	536,131
Direct operating expenses	14,831	23,718	93,690	79,074
Administrative expenses	19,440	19,196	80,532	75,867
Provision (reversal) for doubtful accounts	(1,840)	85	2,768	590
Total operating expenses	172,324	175,806	719,118	691,662
Operating income	190,360	162,502	641,361	697,156
Other expenses:
Interest and debt expense	54,327	72,989	252,979	316,170
Realized (gain) loss on derivative instruments, net	—	(325)	(224)	(2,237)
Unrealized (gain) loss on derivative instruments, net	—	350	286	3,107
Debt termination expense	358	115	24,734	2,543
Other (income) expense, net	(192)	(1,210)	(4,433)	(3,257)
Total other expenses	54,493	71,919	273,342	316,326
Income (loss) before income taxes	135,867	90,583	368,019	380,830
Income tax expense (benefit)	10,170	6,814	38,240	27,551
Net income (loss)	$125,697	$83,769	$329,779	$353,279
Less: income (loss) attributable to noncontrolling interest	—	—	—	592
Less: dividend on preferred shares	10,512	6,608	41,362	13,646
Net income (loss) attributable to common shareholders	$115,185	$77,161	$288,417	$339,041
Net income per common share—Basic	$1.72	$1.07	$4.18	$4.57
Net income per common share—Diluted	$1.70	$1.07	$4.16	$4.54
Cash dividends paid per common share	$0.57	$0.52	$2.13	$2.08
Weighted average number of common shares outstanding—Basic	67,140	71,834	69,051	74,190
Dilutive restricted shares	431	362	294	510
Weighted average number of common shares outstanding—Diluted	67,571	72,196	69,345	74,700

TRITON INTERNATIONAL LIMITED
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31, 2020	Year Ended December 31, 2019
Cash flows from operating activities:
Net income (loss)	$329,779	$353,279
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	542,128	536,131
Amortization of deferred debt cost and other debt related amortization	12,973	12,806
Lease related amortization	23,878	41,926
Share-based compensation expense	9,896	8,963
Net (gain) loss on sale of leasing equipment	(37,773)	(27,041)
Unrealized (gain) loss on derivative instruments	286	3,107
Debt termination expense	24,734	2,543
Deferred income taxes	35,662	27,181
Changes in operating assets and liabilities:
Accounts receivable	(11,744)	54,171
Accounts payable and accrued expenses	(28,360)	3,963
Net equipment sold (purchased) for resale activity	14,503	(3,837)
Cash received (paid) for settlement of interest rate swaps	(5,074)	(22,330)
Cash collections on finance lease receivables, net of income earned	80,212	73,429
Other assets	(47,348)	(2,385)
Net cash provided by (used in) operating activities	943,752	1,061,906
Cash flows from investing activities:
Purchases of leasing equipment and investments in finance leases	(744,129)	(240,170)
Proceeds from sale of equipment, net of selling costs	255,104	217,296
Other	8	(846)
Net cash provided by (used in) investing activities	(489,017)	(23,720)
Cash flows from financing activities:
Issuance of preferred shares, net of underwriting discount	145,275	392,242
Purchases of treasury shares	(158,312)	(222,236)
Debt issuance costs	(26,814)	(8,751)
Borrowings under debt facilities	3,495,445	1,697,200
Payments under debt facilities and finance lease obligations	(3,737,150)	(2,608,960)
Dividends paid on preferred shares	(40,933)	(12,323)
Dividends paid on common shares	(146,476)	(153,861)
Distributions to noncontrolling interests	—	(2,078)
Purchase of noncontrolling interests	—	(103,039)
Other	(2,746)	(6,947)
Net cash provided by (used in) financing activities	(471,711)	(1,028,753)
Net increase (decrease) in cash, cash equivalents and restricted cash	$(16,976)	$9,433
Cash, cash equivalents and restricted cash, beginning of period	168,972	159,539
Cash, cash equivalents and restricted cash, end of period	$151,996	$168,972
Supplemental disclosures:
Interest paid	$244,280	$306,827
Income taxes paid (refunded)	$2,191	$(895)
Right-of-use asset for leased property	$543	$7,616
Supplemental non-cash investing activities:
Equipment purchases payable	$191,777	$24,685

Use of Non-GAAP Financial Items

We use the terms "Adjusted net income" and return on equity throughout this press release.

Adjusted net income and return on equity are not items presented in accordance with U.S. GAAP and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income.

Adjusted net income is adjusted for certain items management believes are not representative of our operating performance. Adjusted net income is defined as net income attributable to common shareholders excluding debt termination expenses net of tax, unrealized gains and losses on derivative instruments net of tax, and foreign and other income tax adjustments.

We believe that Adjusted net income is useful to an investor in evaluating our operating performance because this item:

•is widely used by securities analysts and investors to measure a company's operating performance;

•helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•is used by our management for various purposes, including as measures of operating performance and liquidity, to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided a reconciliation of net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to Adjusted net income in the table below for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019 and for the twelve months ended December 31, 2020 and December 31, 2019.

Additionally, the calculation for return on equity is adjusted annualized earnings divided by average shareholders' equity. Management utilizes return on equity in evaluating how much profit the Company generates on the shareholders' equity in the Company and believes it is useful for comparing the profitability of companies in the same industry.

TRITON INTERNATIONAL LIMITED Non-GAAP Reconciliations of Adjusted Net Income (In thousands, except per share amounts)

	Three Months Ended,			Twelve Months Ended,
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income (loss) attributable to common shareholders	$115,185	$45,946	$77,161	$288,417	$339,041
Add (subtract):
Unrealized (gain) loss on derivative instruments, net	—	—	342	282	3,063
Debt termination expense	358	21,140	93	21,522	2,105
State and other income tax adjustments	(866)	2,341	—	1,390	(517)
Tax benefit from vesting of restricted shares	—	—	(65)	(390)	(2,037)
Tax adjustments related to intra-entity asset transfer	—	8,629	—	8,629	—
Adjusted net income	$114,677	$78,056	$77,531	$319,850	$341,655
Adjusted net income per share - Diluted	$1.70	$1.14	$1.07	$4.61	$4.57
Weighted average number of common shares outstanding—Diluted	67,571	68,582	72,196	69,345	74,700

TRITON INTERNATIONAL LIMITED Calculation of Return on Equity (In thousands)

	Three Months Ended,			Twelve Months Ended,
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Adjusted net income	$114,677	$78,056	$77,531	$319,850	$341,655
Annualized Adjusted net income (1)	454,969	309,679	307,596	319,850	341,655

Average Shareholders' equity (2) (3)	$1,987,419	$1,958,920	$2,102,608	$2,010,255	$2,136,109

Return on equity	22.9%	15.8%	14.6%	15.9%	16.0%
(1)Annualized Adjusted net income was calculated based on calendar days per quarter.
(2)Average Shareholders' equity was calculated using the quarter’s beginning and ending Shareholder’s equity for the three-month ended periods, and the ending Shareholder’s equity from each quarter in the current year and December 31 of the previous year for the twelve month ended periods.
(3)Average Shareholders' equity was adjusted to exclude preferred shares.